EXHIBIT 99.1

Company Contact	Investor Relations Contact:
Mr. James G. Reindl	Mr. Crocker Coulson, President
Chairman and CEO	CCG Investor Relations
TechPrecision Corporation	Tel: 1-646-213-1915 (NY office) or
Tel: 1-978-874-0591	Mr. Gary Chin, Tel: 1-646-213-1909
Email: reindlj@ranor.com	Email: crocker.coulson@ccgir.com
www.techprecision.com	www.ccgir.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Third Quarter Fiscal Year 2009 Results

Westminster, MA – February 11, 2009  – TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the third quarter of fiscal year 2009, which is the three months ended December 31, 2008.

Third Quarter Highlights

•	Net sales decreased 11.0% to $8.6 million

•	Gross profit rose 1.6% to $2.6 million

•	Gross profit margin was 30.7% vs. 26.8% in the prior year

•	Operating income increased 0.3% to $2.1 million

•	Income before income taxes reflected a very modest increase

•	Net income decreased 26.4% to $1.0 million

•	Net income per common share was $0.07 and $0.04 basic and diluted, versus $0.12 and $0.05 basic and diluted for the third quarter of the previous year

Third Quarter Results

For the three months ended December 31, 2008, sales decreased to $8.6 million or 11.0%, from $9.6 million in the third quarter of fiscal 2008.  Since the Company’s products are manufactured pursuant to contracts which are based on the capital budget of our customers and potential customers, the decrease in sales reflects the result of the downturn in the economy and the related lack of credit availability to customers.  In particular, during the fourth quarter we experienced a slow-down in delivery schedules placed by our customers and, starting in December 2008, our largest customer significantly reduced its monthly delivery requirements.

“Our third quarter results reflected softness in our alternative energy business,” said Chairman and CEO James Reindl. “We expect current conditions to persist for some time. Consequently, we have been aggressively seeking to diversify our customer base and remain focused on our strategy to add long-term production programs with more predictable cost structures to our product mix,” added Mr. Reindl.

Cost of sales for the quarter ended December 31, 2008 decreased by $1.1 million to $5.9 million, a decrease of 15.6%, from $7.0 million for quarter ended December 31, 2007. Gross margin was 30.7% in the third fiscal quarter of 2009 compared to a gross margin of 26.8% in the third fiscal quarter of 2008. The gross margin improvement was largely attributable to increased revenue from the sale of scrap metal and efficiencies gained on production work.  Since the carrying value of the scrap metal was nominal, substantially all of this revenue ($118,000 in the December 2008 quarter and $73,000 in the December 2007) was included in gross profit, which resulted in an improved gross margin.

Selling, administrative and other expenses for quarter ended December 31, 2008 were $145,000 as compared to $135,000 for quarter ended December 31, 2007, reflecting increased marketing costs.

Income tax expense was $1.0 million in the three months ended December 31, 2008 as compared to $0.6 million in the three months ended December 31, 2007. The Company’s effective tax rate was 48.5% in the December 2008 quarter as compared to 29.2% in the December 2007 quarter, due to the application of higher marginal tax rates.

As a result of the factors described above, TechPrecision’s net income was $1.0 million ($0.07 per share basic and $0.04 per share diluted) for the quarter ended December 31, 2008 as compared to $1.4 million ($0.12 per share basic and $0.05 per share diluted) for the quarter ended December 31, 2007.

Nine Months ended December 31, 2008 Results

•	Net sales increased 50.1% to $33.8 million

•	Gross profit rose 91.4% to $11.0 million

•	Gross profit margin was 32.6% vs. 25.5% in the prior year

•	Operating income increased 117.4% to $9.3 million

•	Income before income taxes increased 130.8% to $9.0 million

•	Net income increased 89.9% to $5.1 million

•	Net income per common share was $0.37 and $0.19 basic and diluted, versus $0.26 and $0.10 basic and diluted for the nine months of the previous year

For the nine months ended December 31, 2008, revenue reached $33.8 million, up 50.1% from $22.5 million for the first nine months of the prior year, which reflected improved market conditions for capital goods during most of the nine month period and an increase in sales to the Company’s solar customer, which is our largest customer.  However, starting in December 2008, this customer significantly reduced its monthly delivery requirements.

Gross profit for the December 2008 period was $11.0 million, compared to $5.8 million in comparable period of fiscal 2008, an increase of 91.4%. This gross margin improvement was largely attributable to the reversal of a $120,000 accrual on a contract that was taken in a prior period and the effects of the sale of scrap metal along with the cost structure resulting from the Company’s developing long range contracts with more predictable cost structures. Operating income grew 117.4% between the first nine months of fiscal 2008 and fiscal 2009, from $4.3 million to $9.3 million as TechPrecision continued to scale. Consequently, net income between the two periods rose from $2.7 million to $5.1 million.

Financial Condition

At December 31, 2008, TechPrecision had working capital of $10.6 million as compared with working capital of $6.4 million at March 31, 2008, an increase of $4.3 million reflecting the Company’s increased level and profitability of business. The cash flows from operations were $4.3 million for the nine months ended December 31, 2008 as compared to $0.8 million for the nine months ended December 31, 2007. The increase in operating cash flow was due to the net effect of an increase in net profits and decrease in costs incurred on uncompleted contracts. As of December 31, 2008, the Company had $5.9 million in cash and equivalents. Stockholder’s equity increased to $9.2 million, up from $4.2 million on March 31, 2008.

Business Outlook

TechPrecision provides a proprietary product for a customer in the alternative energy industry and has a track record of providing key components to the nuclear energy industry as well. The alternative energy industry has experienced rapid growth in recent years; because of the recent decline in oil prices, the demand for products in alternative energy, including both solar and nuclear, may be uncertain.  Although the Company believes that over the long term, the alternative energy segment will expand, it is trying to address the potential current reduced demand in the alternative industry by diversifying into other industries.

The Company has recently been and could continue to be affected by recessionary pressures.  The recent economic decline has affected companies that manufacture capital goods. The difficulty in obtaining credit can affect the ability of customers and potential customers to embark on significant projects, as well as the ability of customers to expand their own business or to develop new products.  The Company’s largest customer accounted for 62% of sales during the nine months ending December 31, 2008.   Starting in December this customer has significantly reduced its monthly delivery requirements.  Sales in the solar industry could continue to be affected by any adverse trends that affect this customer.

The Company has recently also experienced a slow-down in delivery schedules for orders placed by its other customers. These or similar conditions affecting our customers or potential customers may result in a decrease in business or future cancellation or deferral of products which have been ordered from the Company.

The reduced level of business from the Company’s largest customer has affected TechPrecision’s sales, gross profit and net income in the December 31, 2008 quarter, and the Company expects these factors to continue to affect it for the balance of this fiscal year, which ends March 31, 2009, and beyond. It cannot assure investors that it can operate profitably going forward as a result of these factors.

To the extent that it experiences a decrease in net sales, whether as a result of competitive or economic pressure on its pricing, margins may be impacted since (i) the Company may not see any significant decline in cost of sales and (ii) the Company may incur operating inefficiencies resulting in a less efficient use of personnel. The Company has reduced its cost of sales and general overhead through staff reductions in order to address these matters.  Thus, the Company anticipates that the effects of the worldwide economic downturn is likely to continue to adversely affect its sales, gross profit and results of operations for the next several quarters, if not longer.  However, it cannot at this time quantify the effects of the downturn.

The economic conditions have also affected accounts receivables, which increased more than $3.5 million, from approximately $4.5 million to approximately $8.0 million, or 78%. At December 31, 2008 the accounts receivables were outstanding for an average of 49 days, as compared with 35 days as of March 31, 2008.

The Company is one of a few participants in the U.S. with the certifications to manufacture commercial nuclear equipment, although it did not have significant revenue from this segment during fiscal 2008 or the first nine months of fiscal 2009. However, the Company believes that it is well positioned to benefit from any nuclear renaissance. Currently though, most of the nuclear activity is being performed outside of the United States. The Company continues to focus on diversifying its revenue base with particular attention to the medical industry, as it is currently working with a medical customer to manufacture critical components for proton beam therapy machines designed to be used to treat cancer.

“We were pleased with our quarterly results in light of the current economic conditions,” stated Mr. Reindl. “Our balance sheet remains strong and we are well positioned to seek opportunities to diversify our business via both organic and acquired growth in our targeted markets.”

TechPrecision continues to evaluate capacity expansion plans both on- and off-site as a result of increased demand for its products and services due to its diversification efforts. As of December 31, 2008, the company had a backlog of firm orders totaling approximately $40.0 million compared to $45.5 million at the end of last quarter, and $33.4 million for the period ended March 31, 2008.  The Company anticipates that it will continue to deliver the products reflected in its backlog on a continuing basis during the next three to five years.  The timing of the deliveries will reflect domestic and international economic conditions.

Teleconference Information

The Company will hold a conference call at 10:00 a.m. Eastern (U.S.) time on Thursday, February 12, 2009. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-723-9523 or 719-325-4746. When prompted by the operator, mention Conference Passcode 7314280.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, February 12 at 1:00 p.m. Eastern Time. To access the replay, dial 888-203-1112 or 719-457-0820, and enter the Passcode 7314280.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly-owned subsidiary Ranor, Inc., manufactures metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing.  To learn more about the Company, please visit the corporate website at http://www.techprecision.com.  Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$8,554,978	$9,609,926	$33,814,122	$22,533,872
Cost of sales	5,932,505	7,029,905	22,798,518	16,779,229

Gross profit	2,622,473	2,580,021	11,015,604	5,754,643
Operating expenses:
Salaries and related expenses	330,701	293,752	1,087,831	885,536
Professional fees	63,847	73,737	184,316	303,105
Selling, general and administrative	144,825	134,812	433,959	285,601
Total operating expenses	539,373	502,301	1,706,106	1,474,242
Income from operations	2,083,100	2,077,720	9,309,498	4,280,401

Other income (expenses)
Interest expense	(111,052)	(124,356)	(344,923)	(390,017)
Interest income	-	11	-	(12,770)
Finance costs	(4,257)	(7,591)	(12,770)	477

Total other income (expense)	(115,309)	(131,936)	(357,693)	(402,310)

Income before income taxes	1,967,791	1,945,784	8,951,805	3,878,091
Provision for income taxes	(954,562)	(568,754)	(3,890,780)	(1,214,988)
Net income	$1,013,229	$1,377,030	$5,061,025	$2,663,103

Net income per share of common stock (basic)	$0.07	$0.12	$0.37	$0.26
Net income per share (fully diluted)	$0.04	$0.05	$0.19	$0.10
Weighted average number of shares outstanding (basic)	13,907,094	11,139,305	13,569,513	10,415,546
Weighted average number of shares outstanding (fully diluted)	24,418,115	28,623,308	26,335,421	27,899,549

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEET
	December 31,	March 31,
	2008 (unaudited)	2008 (audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,930,042	$2,852,676
Accounts receivable, less allowance for doubtful accounts of $25,000	8,026,277	4,509,336
Costs incurred on uncompleted contracts, in excess of progress billings	3,566,624	4,298,683
Inventories- raw materials	347,279	195,506
Deferred Income taxes	24,587	-
Prepaid expenses	1,546,527	1,039,117
Total current assets	19,441,336	12,895,318
Property, plant and equipment, net	2,592,095	2,810,981
Deposit on fixed assets	854,096	240,000
Deferred loan cost, net	109,354	121,692
Total Assets	$22,996,881	$16,067,991
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,243,289	$990,533
Accrued expenses	2,083,881	1,480,507
Progress billings in excess of cost of uncompleted contracts	4,861,162	3,418,898
Current maturity of long-term debt	612,991	613,832
Total current liabilities	8,801,323	6,503,770
Notes payable- noncurrent	4,945,656	5,404,981
Total liabilities	13,746,979	11,908,751
STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,000,000 are designated as Series A Preferred Stock,
with 6,295,508 shares issued and outstanding at December 31, 2008 and 7,018,064 at March 31, 2008	2,287,508	2,542,643
Common stock -par value $.0001 per share, authorized — 90,000,000 shares,
issued and outstanding — 13,907,513 shares at December 31, 2008 and 12,572,995 shares at March 31, 2008	1,393	1,259
Paid in capital	2,909,530	2,624,892
Retained Earnings (accumulated deficit)	4,051,471	(1,009,554)
Total Stockholders’ Equity	9,249,902	4,159,240
Total liabilities and shareholders’ equity	$22,996,881	$16,067,991

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR NINE MONTHS ENDED DECEMBER 31, (unaudited)
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,061,025	$2,663,103
Non cash items included in net loss:
Depreciation and amortization	415,127	366,021
Shares issued for services	-	731
Increase in deferred tax asset	(24,587)	-
Changes in operating assets and liabilities:
Accounts receivable	(3,516,941)	(2,429,603)
Inventory	(151,773)	(4,805)
Costs incurred on uncompleted contracts	(1,543,141)	(4,317,223)
Prepaid expenses	(507,410)	(679,845)
Accounts payable and accrued expenses	856,128	1,589,241
Customer advances	3,717,463	3,568,498

Net cash provided by operating activities	4,305,891	756,118

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchases of property, plant and equipment	(183,901)	(344,810)
Deposits on equipment	(614,096)	(346,316)
Net cash used in investing activities	(797,997)	(691,126)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution of WM Realty equity	(140,422)	(64,625)
Exercise of warrants	170,060	658,436
Payment of notes	(460,166)	(458,829)
Loan from stockholder	-	(60,000)
Net cash provided by (used in) financing activities	(430,528)	74,982

Net increase in cash and cash equivalents	3,077,366	139,974
CASH AND CASH EQUIVALENTS, beginning of period	2,852,676	1,446,998
CASH AND CASH EQUIVALENTS, end of period	$5,930,042	$1,586,972

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